Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "GOLUB CAPITAL BDC LLC", FILED IN THIS OFFICE ON THE NINTH DAY OF NOVEMBER, A.D. 2009, AT 10:03 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
4750194 8100 091003900 You may verify this certificate online at corp.delaware.gov/authver.shtml	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 7631793 DATE: 11-10-09

State of Delaware Secretary of State Division of Corporations Delivered 10:16 PM 11/09/2009 FILED 10:03 PM 11/09/2009 SRV 091003900 - 4750194 FILE

CERTIFICATE OF FORMATION
OF
GOLUB CAPITAL BDC LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

FIRST: The name of the limited liability company (hereinafter called the "limited liability company") is Golub Capital BDC LLC.

SECOND: The address of the registered office and the name of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

Executed this 9th day of November, 2009.	/s/ Marian T. Ryan
Marian T. Ryan Authorized Person